ALLIANCE GAS SERVICES HOLDINGS, LLC ARTICLES OF ORGANIZATION
THIS IS TO CERTIFY THAT:
FIRST: The undersigned, being authorized to execute and file these Articles of Organization, hereby forms a limited liability company pursuant to the laws of the State of Maryland.
SECOND: The name of the limited liability company (the "Company") is:
Alliance Gas Services Holdings, LLC

     THIRD:  The Company is formed to hold a 50% partnership interest in, and to participate in the management of Alliance Energy Services Partnership, a Kentucky general partnership, or other passive interests in gas related entities, but in no event to engage in the business of acting as an insurer.

     FOURTH:  The address of the Company's principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of its registered agent are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

     FIFTH:  Pursuant to Section 4A-401(a)(3) of the Maryland Limited Liability Company Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

IN WITNESS WHEREOF, I have signed these Articles of Organization and acknowledge them to be my act on this 1st day of March, 2002.

/s/ P. M. Barbas Paul M. Barbas Authorized Person

CT CORPORATION SYSTEM

     I hereby consent to act as resident agent in Maryland for the entity named in the attached document.

The Corporation Trust Incorporated /s/ Billie J. Swoboda Billie J. Swoboda, V.P.

300 East Lombard Street
Baltimore, MD 21202
Tel. 410 539 2837
Fax 410 332 1178

A CCH LEGAL INFORMATION SERVICES COMPANY